Explanatory Note: This post-qualification amendment no. 3 is being filed to provide an annual update to continue the ongoing offering of the company’s Class A Common Stock as well as increase the per share offering price of the company’s Class A Common Stock.

POST-QUALIFICATION AMENDMENT NO. 3

OFFERING CIRCULAR DATED OCTOBER 25, 2024

NEXT THING TECHNOLOGIES INC.

2180 Vista Way Unit B #1096,

Oceanside, California 92054

415-237-4254

UP TO 10,000,000 SHARES OF CLASS A COMMON STOCK, CONSISTING OF 8,560,000 SHARES OF CLASS A COMMON STOCK SOLD BY THE COMPANY AND 1,440,000 SHARES OF CLASS A COMMON STOCK SOLD BY SELLING SHAREHOLDERS

PLUS UP TO 2,000,000 SHARES OF CLASS A COMMON STOCK TO BE ISSUED AS BONUS SHARES BY THE COMPANY (1)

SEE “SECURITIES BEING OFFERED” AT PAGE 30

	Price to Public		Underwriting discount and commissions(2)(3)	Proceeds to issuer(4)	Proceeds to other persons
Per Share (5)	$6.00		$0.27	$5.73	$5.73
Total Maximum Cash Proceeds	$60,000,000		$2,700,000	49,048,800	8,251,200
Total Maximum Including Value of Bonus Shares	$72,000,000	(6)	$2,700,000	$49,048,800	$8,251,200

(1)	The company and selling shareholders together are offering up to 10,000,000 shares of Class A Common Stock, with 2,000,000 shares eligible to be issued as bonus shares (the “Bonus Shares”) to investors based upon an investor’s investment level. We may issue up to 2,000,000 Bonus Shares for no additional consideration, assuming that 100% of the investors achieve the highest level of Bonus Shares. Investor receiving the Bonus Shares will effectively receive a discount to our share price, and no additional consideration will be received by the company for the issuance of Bonus Shares. See “Plan of Distribution” for further details. As of August 5, 2024, the company has closed on 327,943 shares of Class A Common Stock for $958,659 under this offering at $3.00 per share, including 280,033 shares of Class A Common Stock sold by the company and 39,520 shares of Class A Common Stock sold by selling shareholders, and 8,390 issued as Bonus Shares.

(2)	The company has engaged DealMaker Securities, LLC, member FINRA/SIPC (the “Broker”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. The Broker will receive a cash commission equal to four and one half percent (4.5%) on all investments transacted through the Broker’s platform (excluding Bonus Shares) and has received such compensation on sales made on August 5, 2024 and prior. Additionally, the Broker received advance payments for accountable expenses equal to $34,000, and a monthly account management fee of $2,000 (up to $18,000), payable by the company to the Broker, which are not included in the table above. Total compensation to Broker shall not exceed four and 58/100 percent (4.58%) or $2,752,000, on remaining sales of Shares in the Offering. See “Plan of Distribution and Selling Security Holders” for more details.

(3)	The company expects to raise a portion of the Offering outside of the Broker’s platform, and such proceeds will not be subject to commissions to the Broker. The fees described in the above table reflect the maximum amount of fees payable to the Broker and assuming the full amount of the Offering was raised via the Broker’s platform. Accordingly, the company expects the actual commissions paid to the Broker to be lower than the commissions reflected above.

(4)	Not including legal, accounting and other expenses of this offering, which are estimated at approximately $150,000 for a fully-subscribed offering, not including state filing fees, or marketing expenses for which the company includes estimated expenses under “Use of Proceeds” below.

(5)	Does not include the effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution and Selling Securityholders.”

(6)	While the company will not receive any additional consideration for the Bonus Shares issued as part of this Offering, pursuant to Rule 251(a) the total value of the Offering, as reflected here and in Part I of the Offering Statement of which this Offering Circular is part, is $72,000,000 composed of $60,000,000 in actual proceeds from investors, or 10,000,000 shares, and the value of the Bonus Shares of $12,000,000, or 2,000,000 shares. This full amount of $72,000,000 is the total amount the company is offering towards its annual $75 million offering cap under Rule 251(a)(2).

Sales of these securities commenced on approximately August 18, 2023.

Pursuant to Rule 251(a)(2) of Regulation A, the company may sell securities valued at up to $75,000,000, including not more than $22,500,000 offered by selling securityholders. This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions.

The company has not established an escrow account, or engaged an escrow agent for the Offering. The Offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases securities in the amount of the minimum investment, $498 there is no minimum number of securities that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

Each holder of our Class A Common Stock is entitled to one vote on any matters submitted to a vote of the stockholders. Holders of our Class B Common Stock are entitled to ten votes per share on any matters submitted to a vote of the stockholders. Following the completion of the Offering, Jackson Investment Management LLC, an entity wholly owned by our CEO, Jason Adams, will own 6,733,557 shares of our Class B Common Stock, assuming the maximum amount of shares, including bonus shares, are sold and issued in this Offering. Such shares would represent an approximate voting percentage of 54%, giving our CEO a majority of the voting power of all of the company’s equity stock at the conclusion of this Offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “Next Thing,” “we,” “our,” “us” and “the company” refer to Next Thing Technologies, and its consolidated subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above.

The Company

Next Thing Technologies, Inc. was formed on August 26, 2019 under the laws of the state of Delaware, and is headquartered in Oceanside, California. Next Thing is a research and development and technology company creating technology for personal, commercial and government use. Next Thing is aiming to develop energy technology that enables more control and resilience with regards to personal, government, or corporate energy needs. One of our primary goals is creating a battery that more of the world can have consistent power. We hope to do this through use of different battery form factors, system designs, material chemistries, financing and business models to give some benefits like being more affordable and safer.

Our principal place of business is 2180 Vista Way Unit B #1096, Oceanside, California 92054. Our corporate records will be located at this office. Our website address is https://www.nextthing.tech. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

The Offering

Securities offered (1):

Up to 10,000,000 shares of Class A Common Stock at $6.00 a share, 8,560,000 of such shares being sold by the company and 1,440,000 being sold by selling shareholders. The company may issue up to an additional 2,000,000 shares of Class A Common Stock as Bonus Shares.

Minimum investment:	The minimum investment in this offering is $498.

Shares outstanding as of August 5, 2024:	327,943 Class A Common Stock 12,198,957 Class B Common Stock 2,620,394 Series Seed Preferred Stock

Shares outstanding after the offering assuming maximum raise:	10,758,957 Class B Common Stock (2) 13,757,902 Class A Common Stock (3) 2,620,394 Series Seed Preferred Stock

Use of proceeds:	We estimate that the net proceeds from the sale of the Class A Common Stock in this offering will be approximately $48,846,800, after subtracting estimated offering maximum costs of $2,752,000 to the Broker and affiliates for compensation, $150,000 in professional fees, EDGARization and compliance costs, and $8,251,200 in proceeds to selling shareholders.

We intend to use the net proceeds of this offering for product development, production, marketing, fundraising, sales, G&A and new hires. See “Use of Proceeds” for details.

Risk factors:	Investing in our securities involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

(1)	As of August 5, 2024, the company has closed on 327,943 shares of Class A Common Stock at $3.00 per share for $958,659 under this offering, including 280,033 shares of Class A Common Stock sold by the company and 39,520 shares of Class A Common Stock sold by selling shareholders, and 8,390 issued as Bonus Shares. We have used the net proceeds raised from this Offering to date to fund the company’s ongoing operations and expenses including engineering, capital raising, product development, customer and investor experience and support, and selling, fulfillment marketing and general and administrative expenses.

(2)	1,440,000 shares of Class B Common Stock held by selling shareholders will automatically convert into 1,440,000 shares of Class A Common Stock upon sale in this offering.

(3)	Assumes that the maximum number of Bonus Shares, 2,000,000, proposed for issuance in this Offering are issued.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

●	The company is a development-stage company.

●

Our management has raised substantial doubt about our ability to continue as a going concern and our independent certified public accounting firm has included an emphasis-of matter paragraph relating to our ability to continue as a going concern in its audit report.

●	The company expects to experience future losses as it implements its business strategy and will need to generate significant revenues to achieve profitability, which may not occur.

●	We have a limited amount of cash to grow our operations. If we cannot obtain additional sources of cash, our growth prospects and future profitability may be materially adversely affected, and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

●	The company currently relies on a single product.

●	Our technology could not be created, could not work, or could be proven infeasible within project requirements.

●	Our inventory could get damaged or be destroyed.

●	Our distribution channels may prove inadequate at getting our products to our customers.

●	The company depends on supply chains to provide our products to consumers.

●	We are dependent on global supply chains.

●	We will need to maintain and significantly grow our access to battery cells, including through the development and manufacture of our own cells, and control our related costs.

●	The company’s success depends on the experience and skill of its founder.

●	We could lose key employees, vendors, partnerships, agreements or strategic advantages.

●	We rely on our employees, vendors, and partners to provide us with high quality services, components and information.

●	We cannot assure you that we will effectively manage our growth.

●	If we do not successfully establish and maintain our company as a highly trusted and respected name for battery technology or are unable to attract and retain customers, we could sustain loss of revenues, which could significantly affect our business, financial condition and results of operations.

●	We expect to raise additional capital through equity and/or debt offerings and to provide our employees with equity incentives. Any ownership interest you may have in the company will likely be diluted and could be subordinated.

●	We face substantial competition and our inability to compete effectively could adversely affect our sales and results of operations.

●	The company may not be successful in marketing its products to its customers.

●	We have not taken steps to protect certain intellectual property developed by the company.

●	We may be required to defend or insure against product liability claims.

●	Our results of operations may be negatively impacted by the coronavirus outbreak.

●	Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect our business.

●	There is no current market for the company’s securities.

●	We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors who purchase the Class A Common Stock in this Offering

●	Any valuation at this stage is difficult to assess.

●	Voting control is in the hands of management.

●	The company may apply the proceeds of this offering to uses that differ from what is currently contemplated and with which you may disagree.

●	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the note purchase agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

The company is a development-stage company.

The company was incorporated in Delaware on August 26, 2019. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. The company’s current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing patterns of customers and the entry of competitors into the market. The company will only be able to pay dividends on any shares issuable upon conversion of the notes once its directors determine that it is financially able to do so.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent certified public accounting firm has included an emphasis-of-matter paragraph relating to our ability to continue as a going concern in its audit report.

We are dependent on additional fundraising in order to sustain our ongoing operations. The company has a history of losses and has projected operating losses and negative cash flows for the next several months. As a result of our recurring losses from operations, negative cash flows from operating activities and the need to raise additional capital there is substantial doubt of our ability to continue as a going concern. Therefore, our independent certified public accounting firm included an emphasis-of-matter paragraph expressing substantial doubt about the company’s ability to continue as a going concern in its report on our audited financial statements for the year ended December 31, 2023. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. We cannot assure you that the company will be successful in raising funds in this offering or acquiring additional funding at levels sufficient to fund its future operations beyond its current cash runway. If the company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its platforms, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely.

The company expects to experience future losses as it implements its business strategy and will need to generate significant revenues to achieve profitability, which may not occur.

We have incurred net losses since our inception, and we expect to continue to incur net losses in the future. To date, we have funded our operations from the sale of equity and debt securities and other financing arrangements. We expect to continue to increase operating expenses as we implement our business strategy, which include development, sales and marketing, and general and administrative expenses and, as a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future. We will need to generate significant revenues to achieve profitability. We cannot assure you that we will ever generate sufficient revenues to achieve profitability. If we do achieve profitability in some future period, we cannot assure you that we can sustain profitability on a quarterly or annual basis in the future. In addition, we may not achieve profitability before we have expended the proceeds to be raised in this offering. If our revenues grow more slowly than we anticipate or if our operating expenses exceed our expectations or cannot be adjusted accordingly, our business, operating results and financial condition will be materially and adversely affected.

We have a limited amount of cash to grow our operations. If we cannot obtain additional sources of cash, our growth prospects and future profitability may be materially adversely affected, and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

As of December 31, 2023, we had cash and cash equivalents of $2,023,383. We will likely require significant additional cash to satisfy our working capital requirements and expand our operations, although our growth, either internally through our operations or externally, may limit our growth potential and our ability to execute our business strategy successfully. If we issue securities to raise capital to finance operations and/or pay down or restructure our debt, our existing shareholders may experience dilution. In addition, the new securities may have rights senior to the Class A Common Stock issued in this offering.

The company currently relies on a single product.

The company’s primary planned product is the Next Bolt battery. The company’s survival depends upon being able to develop the Next Bolt, bring it to market and sell it to sufficient customers to make a profit. The company does not have any customers and the company will only succeed if it can attract customers to purchase the Next Bolt.

Our technology could not be created, could not work, or could be proven infeasible within project requirements.

The company may never complete or fully develop the Next Bolt battery or any other product. Even if it does, there is no guarantee that the Next Bolt battery would work as envisioned and intended by the company. Any failure in the research and development phase would substantially impair the company’s ability to maintain its operations and you could lose your entire investment.

Our inventory could get damaged or be destroyed.

We anticipate that we will maintain an inventory of our products for distribution and sale. Such inventory could be damaged or destroyed. Furthermore, battery technology is often dangerous and there is an increased risk of fire or explosion with our inventory. Any loss to our inventory could impact our revenues and returns to our investors.

Our distribution channels may prove inadequate at getting our products to our customers.

We will need to find the right distribution methods in order to get our products to our potential customers. If the distribution channels we identify are inadequate or are otherwise ineffective at getting our products to our customers our ability to maintain our operations will be materially impacted.

The company depends on supply chains to provide our products to consumers.

Disruptions to the supply chain could substantially impair our ability to deliver consumer products on a timely basis and at desired prices. In the event of any such disruptions, we would need to source components and raw materials from new providers or manufacturers. There is no guarantee that the company would be able to secure such components and/or raw materials.

We are dependent on global supply chains.

The battery industry and its suppliers face high demand from stationary storage, electric vehicles and other industries. This high demand leads to supply chain constraints and shortages of products. Novel battery chemistries and components may exacerbate this issue as the needed supply chains to produce these materials and components are not as developed yet.

We will need to maintain and significantly grow our access to battery cells, including through the development and manufacture of our own cells, and control our related costs.

We are dependent on the continued supply of battery cells for our energy storage products, and we will require substantially more cells to grow our business according to our plans. Any disruption in the supply of battery cells could limit production of our energy storage products.

In addition, the cost and mass production of battery cells, whether manufactured by suppliers or by us, depends in part upon the prices and availability of raw materials. The prices for these materials fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials. For example, as a result of increased global production of electric vehicles and energy storage products, suppliers of these raw materials may be unable to meet our volume needs. Additionally, our suppliers may not be willing or able to reliably meet our timelines or our cost and quality needs, which may require us to replace them with other sources. Any reduced availability of these materials may impact our access to cells and our growth, and any increases in their prices may reduce our profitability if we cannot recoup such costs through increased prices. Moreover, our inability to meet demand and any product price increases may harm our brand, growth, prospects and operating results.

The company’s success depends on the experience and skill of its founder.

The company is dependent on its founder, Jason Adams, but has not obtained key man life insurance. The loss of Mr. Adams could harm the company’s business, financial condition, cash flow and results of operations.

We could lose key employees, vendors, partnerships, agreements or strategic advantages.

The company’s success is dependent upon its continued relationships with key employees, vendors, and partners. In the event that any of these relationships are terminated we could lose strategic and competitive advantages we have over our competition.

Additionally, if we are unable to attract and hire new and qualified personnel, our ability to compete may be harmed.

We rely on our employees, vendors, and partners to provide us with high quality services, components and information.

The company depends on its employees, vendors and partners to provide it with the services, components and information it needs to meet its business objectives. If any of these parties fail to meet our needs and expectations it could delay our products, resulting in loss of time and capital.

We cannot assure you that we will effectively manage our growth.

We cannot assure you that we will be able to grow the company’s revenues and earnings. The growth of the company is contingent upon various factors, including market acceptance, competition, access to capital, ability to employ effective employees, and to otherwise attract and retain key personnel. To manage the anticipated future growth and carry out the company’s plans for the development and commercialization of the company’s products and services, the company will need to recruit and retain qualified management and personnel across a wide range of operational, sales and financial capabilities. Competition for executive and key personnel is intense. The company may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. The expansion of the company’s operations geographically may lead to significant costs and may divert the company’s management and business development resources. Any ability to manage the company’s growth or complications involving management of the company’s growth could delay execution of the company’s business plan or disrupt the company’s operations.

If we do not successfully establish and maintain our company as a highly trusted and respected name for battery technology or are unable to attract and retain customers, we could sustain loss of revenues, which could significantly affect our business, financial condition and results of operations.

In order to attract and retain a customer base and increase business, we must establish, maintain and strengthen our name and the products and services we provide. In order to be successful in establishing our reputation, customers must perceive us as a trusted source for high quality batteries. If we are unable to attract and retain customers, we may not be able to successfully establish our name and reputation, which could significantly affect our business, financial condition and results of operations.

We expect to raise additional capital through equity and/or debt offerings and to provide our employees with equity incentives. Any ownership interest you may have in the company will likely be diluted and could be subordinated.

The company is seeking to raise up to $60 million in cash proceeds in this offering, with a portion of the proceeds going to selling shareholders. In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering its securities and/or other classes of equity or debt that convert into its securities, any of which offerings would dilute the ownership percentage of investors in this offering. Additionally, the development of battery technology is capital intensive. We may not have enough capital to make our economies of scale work at necessary levels to generate a profit. If we are unable to raise additional capital you could lose your entire investment.

We face substantial competition and our inability to compete effectively could adversely affect our sales and results of operations.

We operate in intensely competitive markets that experience frequent changes in industry, changes in customer requirements, and frequent new product introductions and improvements. If we are unable to anticipate or react to these competitive challenges, or if existing or new competitors gain market share in any of our markets, our competitive position could weaken, and we could experience a decline in our revenues that could adversely affect our business and operating results. To compete successfully, we must maintain an innovative research and development effort to market our product, develop new solutions and enhance our existing solutions, effectively adapt to changes in the technology or product rights held by our competitors, appropriately respond to competitive strategies, and effectively adapt to technological changes. If we are unsuccessful in responding to our competitors or to changing technological and customer demands, our competitive position and our financial results could be adversely affected.

Many of our competitors have greater financial, technical, marketing, or other resources than we do and consequently, may have the ability to influence customers to purchase their products instead of ours. Tesla, LG, and Samsung are just a few of the companies we compete against. As a result of this competition, the company may be unable to acquire significant market share. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to the company. Further consolidation within our industry or other changes in the competitive environment could result in larger competitors that compete with us.

The company may not be successful in marketing its products to its customers.

The company’s operating results may fluctuate significantly from period to period as a result of a variety of factors. There is no assurance that the company will be successful in marketing any of its products, or that the revenues from the sale of such products will be significant. Consequently, the company’s revenues may vary, and the company’s operating results may experience fluctuations.

We have not taken steps to protect certain intellectual property developed by the company.

The operations of Next Thing are still in the early exploratory and research & development phase. We believe that more development will be required to both reach a marketable consumer product, as well as inventions that may be protectable through the patent process. If we develop inventions and do not sufficiently protect them, it is possible that competitors may be able to utilize those same inventions without the company realizing value for its efforts, and thereby harming our future prospects. Further, the technology we develop may be challenged as infringing on existing technologies. Regardless of the merit of such potential claims, we could be drawn into expensive litigation that drains the company’s resources, or forces the company to pursue alternative designs or developments, adding time and expense prior to creating a marketable consumer product.

We may be required to defend or insure against product liability claims.

We face the risk of product liability claims in the event our batteries do not perform or are claimed to not have performed as expected. Any product liability claim may subject us to lawsuits and substantial monetary damages, product recalls or redesign efforts, and even a meritless claim may require us to defend it, all of which may generate negative publicity and be expensive and time-consuming.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect our business.

Our business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of the Shares and our Investors or prospective Investors financial condition, resulting in reduced demand for the Shares generally. Further, such risks could cause a limited attendance at membership experience events that we might sponsor or in which we might participate, or result in persons avoiding holding or appearing at in-person events. “Shelter-in-place” or other such orders by governmental entities could also disrupt our operations, if employees who cannot perform their responsibilities from home, are not able to report to work.

Risks Related to an Investment in Our Securities

There is no current market for the company’s securities.

There is no formal marketplace for the resale of the company’s securities. Our securities are illiquid and there will not be an official current price for them, as there would be if the company were a publicly-traded company with a listing on a stock exchange. International investors, in particular, may face additional restrictions on reselling or transferring their securities under their local laws, which may further limit liquidity. Investors should assume that they may not be able to liquidate their investment for some time.

Non-U.S. Investors in the company’s securities may encounter additional risks associated with their investment.

International investors are solely responsible for ensuring that their participation in this offering complies with the laws and regulations of their home country, including securities laws, exchange controls, and tax obligations. The company assumes no responsibility for determining the legal or regulatory requirements in any foreign jurisdiction.

The securities offered in this document have not been, and will not be, registered under the securities laws of any jurisdiction outside the United States. As a result, these securities cannot be offered, sold, resold, or otherwise transferred in any non-U.S. jurisdiction unless in compliance with the applicable laws of such jurisdiction or an exemption from registration is available. It is the responsibility of investors residing outside the U.S. to ensure compliance with their local securities regulations.

For investors outside the United States, there are risks associated with fluctuations in currency exchange rates. Changes in the value of the U.S. dollar relative to your local currency could affect the value of your investment and any returns. The company does not provide hedging services or advice regarding currency exchange.

This offering and any agreements related to the purchase of securities are governed by the laws of the State of Delaware and applicable federal laws of the United States. All disputes arising from this offering will be settled in U.S. courts. International investors acknowledge that enforcing their rights in U.S. courts may present challenges due to differences in legal systems.

We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors who purchase the Class A Common Stock in this Offering.

Certain investors who purchase Class A Common Stock in this Offering are entitled to receive additional shares of Common Stock (the “Bonus Shares”) that effectively provide a discount on price based on the amount invested. The number of Bonus Shares will be determined by the amount of money they invest in this Offering. Bonus Shares will effectively act as a discount to the price at which the Company is offering its stock. For more details, including all of the Bonus Shares being offered, see Plan of Distribution. Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this Offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the company.

Any valuation at this stage is difficult to assess.

Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity that may be issued upon conversion of the notes.

Voting control is in the hands of management.

Voting control is concentrated in the hands of the company’s CEO, who holds the majority of the company’s voting securities and will continue to hold voting control after this offering. Moreover, the CEO owns Class B Common Stock, which entitle the holders thereof to ten votes per share while the Class A Common Stock sold in this offering entitle the holders thereof to one vote per share. You will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding any employee equity or option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. See “Securities Being Offered”. Our CEO will have the ability to make all major decisions regarding the company. As a minority shareholder, you will not have a say in these decisions.

The company may apply the proceeds of this offering to uses that differ from what is currently contemplated and with which you may disagree.

We will have broad discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways in which you may not agree. We currently intend to use the proceeds of this offering for further fund raising, to fund product development and engineering, marketing, customer experience and support and selling, potential acquisitions and licenses, general and administrative expenses. While we expect to use the proceeds of this offering as described in this Offering Circular, we may use our remaining cash for other purposes. We cannot assure that any investment of the proceeds will yield a favorable return, or any return at all.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement, excluding actions arising under federal securities laws. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, not including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. We believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the note purchase agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the subscription agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing stockholders as of June 30, 2024. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires. The table reflects a per share price of $6.00 per share.

	$5 Million Raise (1)	$25 Million Raise (1)	$50 Million Raise (1)	$72 Million Raise (1)
Price per Share	$6.000	$6.000	$6.000	$6.000
Shares Issued (2)	833,333	4,166,667	8,333,333	12,000,000
Shares Issued Excluding Bonus Shares	694,444	3,472,223	6,944,444	10,000,000
Capital Raised	$4,166,664	$20,833,338	$41,666,664	$60,000,000
Less: Offering Costs (3)	$337,500	$1,087,500	$2,025,000	$2,850,000
Less: Proceeds to selling securityholders	$600,000	$3,000,001	$6,000,000	$8,640,000
Net Offering Proceeds	$3,229,164	$16,745,837	$33,641,664	$48,510,000
Net Tangible Book Value at June 30, 2024 (4)	1,033,196	1,033,196	1,033,196	1,033,196
Net Tangible Book Value Post-financing (5)	$4,262,360	$17,779,033	$34,674,860	$49,543,196
Shares issued and outstanding as of June 30, 2024 (6)	15,137,253	15,137,253	15,137,253	15,137,253
Total Post-Financing Shares Issued and Outstanding (7)	15,970,586	19,303,920	23,470,586	27,637,253
Net tangible book value per share prior to offering	$0.068	$0.068	$0.068	$0.068
Increase/(Decrease) per share attributable to new investors	$0.199	$0.853	$1.409	$1.758
Net tangible book value per share after offering	$0.267	$0.921	$1.477	$1.793
Dilution per share to new investors ($)	$5.733	$5.079	$4.523	$4.207
Dilution per share to new investors (%)	95.55%	84.65%	75.38%	69.57%

(1)	Raise amounts at the top of each column includes the value of the full offering size, including the intrinsic value of the Bonus Shares issuable by the company for no additional consideration.

(2)	Total shares issued includes shares issued by the company and selling shareholders at $6.00 per share and the maximum amount of Bonus Shares issuable by the company for no additional consideration.

(3)	For illustrative purposes, the company assumes $150,000 in fixed costs associated with the offering, including legal and accounting fees, in addition to a 4.5% commission. These fixed offering costs do not include expenses related to marketing the offering. Marketing expenses, which include digital advertising, media buys, public relations, and investor outreach campaigns, are listed separately in the 'Use of Proceeds' section under 'Offering Expenses' on page 21.

(4)	The calculation for Net Tangible Book Value is determined by reducing from the total assets of the company the intangible assets and liabilities as of June 30, 2024.

(5)	This calculation does not include 56,772 options that are outstanding and the authorized but unissued option pool of 2,343,228 options.

(6)	Excludes 49,561 shares issued subsequent to June 30, 2024 pursuant to the company’s Regulation A Offering.

(7)	Excludes 49,561 shares issued subsequent to June 30, 2024 pursuant to the company’s Regulation A Offering. As of August 5, 2024, the company has closed on 327,943 shares of Class A Common Stock for $958,659 under this offering at $3.00 per share, including 280,033 shares of Class A Common Stock sold by the company and 39,520 shares of Class A Common Stock sold by selling shareholders, and 8,390 issued as Bonus Shares. The amount and value received for these shares is not reflected in the dilution table.

Since inception, the officers, directors and affiliated persons of the company have paid an aggregate average price of $0.003 per share of Class B Common Stock in comparison to the amended offering price of $6.000 per share of Class A Common Stock in this offering.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2020 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2021 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

Plan of Distribution

The company is offering a maximum of 10,000,000 of its Class A Common Stock on a “best efforts” basis, of which 8,560,000 will be sold by the company and 1,440,000 will be sold by selling shareholders. The cash offering price per share of Class A Common Stock is $6.00 and the minimum investment is $498. Sales may occur through efforts of the company selling through an online site under its control, as well as by DealMaker Securities, LLC (the “Broker”), a broker-dealer registered with the Commission and a member of FINRA. As of August 5, 2024, the company has closed on 327,943 shares of Class A Common Stock for $958,659 under this offering at $3.00 per share, including 280,033 shares of Class A Common Stock sold by the company and 39,520 shares of Class A Common Stock sold by selling shareholders, and 8,390 issued as Bonus Shares.

The company intends to market the Class A Common Stock in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously and posting “testing the waters” materials or the Offering Circular on an online investment platform.

The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the website, https://nextthing.tech/investor/.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by the company in its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission, the company will file a post-qualification amendment to include the company’s recent financial statements.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company is offering its securities in all states.

This offering is being made solely in the United States in accordance with U.S. securities laws. The securities offered have not been and will not be registered under the laws of any jurisdiction outside the United States, and therefore may not be offered, sold, or otherwise transferred outside the U.S. unless in compliance with the applicable foreign securities laws.

Agreement with DealMaker Securities, LLC

The Broker has been engaged to provide the administrative and compliance related functions in connection with this offering, and as broker-dealer of record, but not for underwriting or placement agent services:

The aggregate fees payable to the Broker and its affiliates are described below

a.) Administrative and Compliance Related Functions

DealMaker Securities, LLC will provide administrative and compliance related functions in connection with this offering, including:

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the company with information on an investor in order for the company to determine whether to accept such investor into the offering;

●	If necessary, discussions with us regarding additional information or clarification on a company-invited investor;

●	Coordinating with third party agents and vendors in connection with performance of services;

●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

●	Providing a dedicated account manager; Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

●	Reviewing and performing due diligence on the company and the company’s management and principals and consulting with the company regarding same;

●	Consulting with the company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

●	Providing white labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

●	Consulting with the company on question customization for investor questionnaire;

●	Consulting with the company on selection of webhosting services;

●	Consulting with the company on completing template for the offering campaign page;

●	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

●	Providing advice to the company on preparation and completion of this Offering Circular;

●	Advising the company on how to configure our website for the offering working with prospective investors;

●	Providing extensive review, training and advice to the company and company personnel on how to configure and use the electronic platform for the offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;

●	Assisting the company in the preparation of state, Commission and FINRA filings related to the Offering; and

●	Working with company personnel and counsel in providing information to the extent necessary.

Such services shall not include providing any investment advice or any investment recommendations to any investor.

For these services, the Broker compensation is:

●	A one-time $20,000 advance against accountable expenses for the provision of compliance consulting services, pre-offering analysis, and monthly management.

●	A cash commission equal to four and one half percent (4.5%) of the amount raised in the Offering through the Broker’s platform.

For the avoidance of doubt the total compensation paid to Broker is expected to be $2,720,000 (4.53%) of the total offering proceeds, if fully subscribed.

b) Technology Services

The company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this offering will be conducted using the online subscription processing platform of DealMaker through our website at https://invest.nextthing.tech, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. There is no escrow established for this offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

For these services, DealMaker’s compensation is:

●	A one-time $8,000 advance, and monthly advances of $2,000 not to exceed $6,000, against accountable expenses for the provision of compliance consulting services and pre-offering analysis. A total of $14,000; and

●	A $2,000 monthly account management fee, to a maximum of $18,000.

The compensation

The Administrative and Compliance fees and the Technology Services Fees, described above in a.) and b.), will, in aggregate, not exceed the following maximums set forth below:

Total Offering Amount	Maximum Compensation
$18,750,000	4.78%
$37,500,000	4.64%
$56,250,000	4.59%
$60,000,000	4.58%

In the event of a fully subscribed offering, total compensation payable to Broker shall not exceed $2,752,000 if the offering is fully subscribed.

Selling Shareholders

Certain stockholders of the company intend to sell up to 1,440,000 shares of Class A Common Stock, which they will receive after electing to convert their Class B Common Stock into Class A Common Stock ahead of a sale. The Company’s Class B Common Stock converts into Class A Common Stock upon the election of the holder. Such selling stockholders will receive total gross proceeds of the offering equal to $8,640,000 assuming all shares of Class A Common Stock available for sale are sold. As of August 5, 2024, the selling stockholders have sold 39,520 shares at $3.00 per share for gross proceeds of $118,560.

Selling stockholders will participate on a pro rata basis, which means that at each closing selling stockholders will be able to sell its pro rata portion of the shares that the stockholder is offering (as set forth in the table below) of the number of securities being issued to investors. For example, the company will issue shares valued at of $51,360,000 while each of the selling stockholders will receive their pro rata portion of the remaining $8,640,000 in gross proceeds and will transfer their applicable shares to investors in this offering. Selling stockholders will not offer fractional shares and the shares represented by a stockholder’s pro rata portion will be determined by rounding down to the nearest whole share.

After qualification of the Offering Statement, the selling stockholders will enter into an irrevocable power of attorney (“POA”) with the company and the CEO, as attorney-in-fact, in which they direct the company and the attorney-in-fact to take the actions necessary in connection with the offering and sale of their shares. A form of the POA is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Selling Stockholder	Common Shares Owned Prior to Offering (1)	Shares offered by Selling Stockholder	Shares owned after the Offering	Stockholder’s Pro Rata Portion ($)
First Holding Management LLC	4,645,800	547,200	4,098,600	$3,283,197
Jackson Investment Management LLC	7,580,000	892,800	6,687,200	$5,356,803
TOTAL	18,000,000	1,440,000	10,785,800	$8,640,000

(1)	As of August 5, 2024, the selling stockholders have sold a total of 39,520 shares of Class B Common Stock, with First Holding Management LLC having sold 10,200, Jackson Investment Management having sold 16,643, and Salinity Ventures LLC having sold 12,677.

Bonus Shares for Perks:

Certain investors in this Offering are eligible to receive bonus shares of Class A Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) up to 20% of the shares they purchase, depending upon perks described below. Investors receiving the 20% bonus will pay an effective price of $5.00 per share.

Volume

$1,998+ Investment: 5% Bonus Shares*

$4,998+ Investment: 10% Bonus Shares*

$9,998+ Investment: 15% Bonus Shares*

$24,998+ Investment: 20% Bonus Shares*

*	To qualify for Bonus Shares, investors must reach the above thresholds in a single investment. Multiple investments cannot be aggregated to qualify for Bonus Shares.

DealMaker Securities LLC has not been engaged to assist in the distribution of the Bonus Shares, and will not receive any compensation related to the Bonus Shares.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

DealMaker - Subscription Procedures

For investments through DealMaker, the following procedures apply:

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the company’s payment processor account until the Broker has reviewed the proposed subscription, and the company has accepted the subscription. Funds released to the company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

Payment processing fees will be passed onto investors, whether investments are made directly with the company or through Dealmaker Securities LLC. Such fees paid for by investors will count against an investor’s applicable investment limit under Regulation A. Upon each closing, funds tendered by investors will be made available to the company and the selling stockholders for their use.

In order to invest, you will be required to subscribe to the offering via the company’s website integrating DealMaker’s technology and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor. After Broker has completed its review of a subscription agreement for an investment in the company, and the Company has elected to accept the investor into the offering, the funds may be released to the company.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or credit card will be returned to subscribers within 30 days of such rejection without deduction or interest.

The Broker has not investigated the desirability or advisability of investment in the Common Stock, nor approved, endorsed or passed upon the merits of purchasing the Common Stock. Broker is not participating as an underwriter and under no circumstance will it recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the company. All inquiries regarding this offering should be made directly to the company.

Transfer Agent

The company has also engaged Securitize a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis.

Direct Investment – Subscription Procedures

For direct investments, investors will provide funds directly to the company in exchange for shares of the Class A Common Stock:

●	The purchase price for the Class A Common Stock shall be paid simultaneously by ACH or wire transfer to an account designated by the company or any other payment method designated by the company with execution and delivery via email of a digitally signed signature page of the Subscription Agreement filed as Exhibit 4.2 to this Offering Statement, of which this Offering Circular is part.

●	Upon a successful closing, the investor’s funds shall be available for use by the company. The investor shall receive notice and evidence of the digital entry of the number of the Class A Common Stock owned by investor reflected on the books and records of the company and verified by the company’s transfer agent, which books and records shall bear a notation that the Class A Common Stock were sold in reliance upon Regulation A of the Securities Act. Upon written instruction by the investor, the transfer agent may record the Shares beneficially owned by the investor on the books and records of the company in the name of any other entity as designated by the investor and in accordance with the transfer agent’s requirements.

Provisions of Note in the Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the subscription agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time traveling to any particular forum so they may continue to focus on operations of the company. The exclusive forum provision will not apply to claims brought under federal securities laws. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement. By signing the note purchase agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS

The maximum gross proceeds the company may receive in cash proceeds from the sale of Class A Common Stock in this offering is $60,000,000. The net proceeds from the total maximum offering to the issuer are expected to be approximately $27,060,000, after deducting sales by selling shareholders and the payment of offering costs (including legal, accounting, printing, due diligence, marketing, selling and other costs incurred in the offering). Our estimated offering costs of $24,300,000 include a deduction of 4.5% of the total gross proceeds for commissions payable to Broker on all the shares of Class A Common Stock being offered and various other fees to Broker and its affiliates, as well as marketing expenses of the offering. The company's marketing costs are projected to be high due to a comprehensive multi-channel marketing campaign aimed at maximizing investor engagement. This campaign includes extensive digital advertising, media buys, investor outreach events, and public relations efforts. These initiatives are deemed necessary to increase the visibility of the offering and generate significant public interest in a highly competitive market. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ.

As of August 5, 2024, the company has closed on 327,943 shares of Class A Common Stock for $958,659 under this offering at $3.00 per share, including 280,033 shares of Class A Common Stock sold by the company and 39,520 shares of Class A Common Stock sold by selling shareholders and 8,390 issued as Bonus Shares. Offering expenses incurred to date are estimated to be $125,000. We have used the net proceeds raised from this Offering to date to fund the company’s ongoing operations and expenses including engineering, capital raising, product development, customer and investor experience and support, marketing and general and administrative expenses.

The following table represents management’s best estimate of the uses of the net proceeds, assuming the sale and receipt of cash proceeds of, respectively, $5,000,000, $25,000,000, $50,000,000, and $60,000,000 of the Class A Common Stock offered for sale in this offering. The table is net of approximate proceeds of $8,640,000 to selling shareholders in a fully subscribed offering.

	$5,000,000 Offering	$25,000,000 Offering	$50,000,000 Offering	$60,000,000 Offering
Offering Proceeds
Shares Sold by the company	713,333	3,566,666	7,133,333	8,560,000
Gross Proceeds to the company from this Offering	$4,280,000	$21,400,000	$42,800,000	$51,360,000
Total Offering Expenses:
Fixed Offering Costs(1)	$150,000	$150,000	$150,000	$150,000
Commissions Payable	$187,500	$937,500	$1,875,000	$2,700,000
Marketing Expenses(2)	$1,687,500	$9,037,500	$18,225,000	$21,450,000

Total Offering Proceeds Available for Use	$2,255,000	$11,275,000	$22,550,000	$27,060,000
Estimated Expenditures
Product Development, Engineering and Production	$1,578,500	$7,892,500	$15,785,000	$18,942,000
Customer Experience and Support	$112,750	$563,750	$1,127,500	$1,353,000
Selling, Fulfillment Marketing, General and Administrative	$563,750	$2,818,750	$5,637,500	$6,765,000
Total Expenditures	$2,255,000	$11,275,000	$22,550,000	$27,060,000

(1)	Fixed offering expenses includes legal, accounting and other costs of the offering.

(2)	Includes digital advertising, media buys, public relations, and investor outreach campaigns

This expected use of the net proceeds from this offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and reserves the right to change the estimated allocation of net proceeds set forth above.

We believe that if we raise the maximum amount in this offering, that we will have sufficient capital to finance our operations for at least the next 30 months. However, if we do not sell the maximum number of shares of Class A Common Stock offered in this offering, or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that during or after such 30-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including without limitation short-term, investment grade, interest bearing instruments and United States government securities and including investments in related parties. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, although we have no present commitments or agreements for any specific acquisitions.

The company reserves the right to change the use of proceeds at management’s discretion.

THE COMPANY’S BUSINESS

Overview

Next Thing Technologies is an investment, research, development and technology company creating technology for personal, commercial and government use. Next Thing Technologies is seeking to be a crucial part of the energy solution. Next Thing Technologies mission is to build energy-resilient communities through sustainability and power decentralization.

The Problem

Throughout the day and seasons of the year, the demand on the energy grid to provide electricity to homes and businesses fluctuates. Those demands for energy are increasing, putting stress on our ability to provide power. For example, when people are home and it is hot outside, energy consumption goes up as consumers turn on their lights, TVs, air conditioners, and home appliances. This typically happens in most homes at about the same time, making the energy that is used during the peak hours more expensive as more of it is required. Because everyone is using electricity at the same time, the energy grid can be stressed to its breaking point and causes utilities to activate additional, often less efficient and more expensive power sources to meet the increased demand. This power is so inefficient that a growing number of utility providers are offering time-of-use plans to their residential customers to incentivize more electricity usage during off-peak times. Some electric companies even charge their customers a higher rate for peak electricity.

Solution: Next Bolt

Next Thing Technologies is making significant strides in developing an affordable, safe, and supply-stable energy storage solution called Next Bolt designed primarily for residential energy storage, optimizing home and business energy usage and enhancing grid stability; the technology also holds the potential to extend to a variety of applications, from electric vehicles to data centers.

Our team has deepened our expertise in sodium-ion battery chemistry, building up valuable institutional knowledge. We have tested numerous iterations of cell materials and designs, progressing from early challenges to achieving stable and promising results. Current pack prototypes are capable of high-power output, sophisticated testing is underway to ensure performance, longevity and safety under intensive use conditions.

While development is ongoing, our team remains encouraged by the potential for our current technology. In parallel with technical development, we are actively exploring manufacturing partnerships and developing intellectual property. Since our first prototype in 2021, each iteration has brought us closer to a scalable production model. While our timeline will adjust based on our fundraising achievements and the pace of our development work, our goal is to reach a compelling feature set enabling ideal market fit. We have been steadily progressing towards this milestone and once confirmed, we foresee a two-year journey through regulatory approvals and manufacturing. Potential risks and challenges remain in areas such as manufacturing scale-up, regulatory compliance, market adoption, competition, fundraising and supply chain. However, we believe that our innovative technology and marketing plans will allow us to navigate these hurdles.

We look forward to accelerating the global adoption of transformative energy storage solutions, with the potential to support applications from individual homes to grid-scale infrastructure. Through technical and commercial breakthroughs, Next Bolt aims to expedite the transition to a cleaner, more resilient energy future.

Growth Strategy

The company’s growth is currently focused on financing, research, intellectual property development, production, sales, distribution, partnerships and marketing of the Next Bolt. The company intends to use initial funds from this offering to market, finance, develop second generation prototypes and refine its go-to-market product. After research and development is done, we’ll use the money raised to start producing and selling and develop distribution deals and partnerships with companies.

In addition, we may encounter opportunities for strategic acquisitions of businesses or assets that would advance the business of the company. For instance, as of the date of this offering circular, the company is currently in discussions associated with the acquisition of a strategic acquisition, but no definitive terms or agreement have been reached, and there is no certainty the acquisition will be completed.

Marketing

The company initially intends to sell Next Bolt through direct sales to electric grid operators, electricity storage operators, electricity generators, transmission owners or operators, commercial businesses and consumers. We are also planning to use distribution partnerships and direct-to-customer sales and marketing. We believe the market is unable to supply a product for pent up demand especially after the Inflation Reduction Act and its dramatic effect on the battery supply chain. We believe being a solid and scalable part of energy storage production will bring some level of demand on its own. For years, the Tesla Powerwall and other companies with similar products were unable to fill demand. If we are successful with distribution partnerships and direct-to-customer sales and marketing, we believe we will have momentum by tapping into market demand.

Market

Our target market consists of consumer (residential homes and rentals), commercial (fleet charging, data centers, utility and industrial storage) and government customers (energy infrastructure). To address the market, we plan to start by offering the most in demand part of our final product, establishing our brand for energy storage and allowing us to leverage these relationships to expand into bigger products and other market segments.

According to Precedence Research, the global energy storage system market is projected to reach $535 billion by 2033.

Competition

The company operates in a very competitive industry. Our competitors include Tesla, Powin, Enphase, Hitachi , Johnson Controls, LG, Samsung, GS Yuasa Corporation, EOS, Durapower, Toshiba Corporation and Samsung SDI.

We intend for many elements of the Next Bolt to be different from our competitors, such as the financing, pricing mechanism for how it works, profile, feature set, installation, and even potentially its safety. Currently, many batteries are currently sold with a large upfront payment. We hope to reach a distribution and financing model allowing customers to pay monthly while using the battery, rather than upfront. This makes it easier for someone to consider acquiring a battery, since they can reap the financial rewards of using energy storage while having that help pay for the technology. We aim to leverage engineering efficiencies, and in the future alternative chemistries, to make our unit more attractive as a purchase as well as, safer and more versatile for use in different settings than current batteries. Achieving better financing and safety are significant achievements that we believe would disrupt the market.

Raw Materials/Suppliers

The company plans to work with manufacturers in the production of Next Bolt. As of the date of this report, the company has tested but not yet chosen these manufacturers. Currently, Next Thing Technologies does not have any suppliers that will account for more than 5% of our expenses.

The battery industry and its suppliers face high demand from stationary storage, electric vehicles and other industries. This high demand leads to supply chain constraints and shortages of products. Novel battery chemistries and components may exacerbate this issue as the needed supply chains to produce these materials and components are not as developed yet.

Employees

We have 3 full-time employees and 0 part-time employees. Next Thing Technologies has a team of 16 contractors and advisers.

We engage contractors from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities.

Regulation

The company is not aware of any regulations that it is subject to at this point. However, in the future we expect to be regulated by a number of regulations like the Residential Energy Storage System Regulations.

Intellectual Property

The company maintains the secrecy of its technology through trade secrets, and does not yet have any patents.

The company has applied for the following trademark:

Mark	U.S. Serial Number	Application Filing Date
NEXT BOLT	97396004	May 5, 2022

While the application remains active, it was suspended by the USPTO on July 6, 2023. The company is evaluating the suspension and considering the next steps if we decide to pursue protection for this and other potential intellectual property assets.

The company recognizes the importance of expanding its intellectual property protection as it grows. As part of our evolving strategy, we are exploring additional ways to safeguard our innovations, which may include applying for patents, further trademark registrations, and entering into confidentiality agreements with partners and employees. We are also assessing potential jurisdictions where additional protections may be necessary to secure our competitive position globally.

Effective protection of our intellectual property may be unavailable or limited in some jurisdictions outside the United States, Canada and the United Kingdom. Litigation may be necessary in the future to enforce or protect our rights or to determine the validity and scope of the rights of others. Such litigation could cause us to incur substantial costs and divert resources away from daily business, which in turn could materially adversely affect the business.

Litigation

The company is not currently engaged in any litigation and is not aware of any pending litigation.

The Company’s Property

The company does not currently own or lease any property, we utilize partners for their facilities and staff to help facilitate all needed R&D, prototyping and production. We have planned office and/or lab expansions depending on financing. With significant financing and acquisition of talent we might consider building our own facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes included in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Next Thing Technologies, Inc was formed on August 26, 2019 under the laws of the state of Delaware, and is headquartered in Oceanside, California. Next Thing is a research and development and technology company creating technology for personal, commercial and government use. Next Thing is developing Next Bolt, which we intend to be an affordable, modular, safe, and easier-to-install battery for individuals and businesses.

Results of operations for the six-months ended June 30, 2024, and June 30, 2023

Since its founding in 2019, the company has been supported by its founders and its offerings of securities under Regulation Crowdfunding and Regulation A while it has focused on efforts related to the initial development of the company’s core product. The company has not yet begun generating revenues.

Operating Expenses

In Interim 2024, the Company incurred $1,015,647 in operating expenses, as compared to $491,107 in operating expenses incurred in Interim 2024, representing a 107% increase.

Operating expenses of the Company were composed of General and administrative expenses and sales and marketing expense.

General and administrative expenses are comprised primarily of legal, payroll and contractor professional services related to establishing the business infrastructure, maintaining compliance, raising capital and technology development. The total expense amounted to $751,786 in Interim 2024 compared to $483,192 in Interim 2023, representing a 56% increase. This increase is mainly attributed to the increase in contractor expenses from $59,770 in Interim 2023 to $288,987 in 2024 or an increase by $229,217 or 383% due to expenses incurred in business infrastructure, maintaining compliance, raising capital and technology development objectives.

Sales and marketing expenses in Interim 2024 amounted to $263,861 from $7,915 in Interim 2023, an increase by $255,946 or 3,234% due to brand marketing, business development and capital raises in 2024 compared to 2023.

Other Income

Other income, consisting of interest income, amounted to $37,491 in Interim 2024 compared $45,019 in Interim 2023 which is a decrease of $7,528 or 17%.

Net Loss

Accordingly, the company’s net loss amounted to $978,516 in Interim 2024 compared to $446,088 in Interim 2023, which is an increase of $532,068, or 119%.

Results of Operations for the Years Ended December 31, 2023 and 2022

Since its founding in 2019, the company has been supported by its founders and its Regulation Crowdfunding offering and focused on efforts related to the initial development of the company’s core product and has not yet begun generating revenues.

Operating Expenses

The company recorded total operating expenses of $1,434,785 for 2023 and $1,819,037 for 2022. Such expenses were composed of:

●	general and administrative expenses of $1,043,354 for 2023 and $383,605 for 2022; and

●	sales and marketing expenses of $391,431 for 2023 and $1,435,432 for 2022.

General and administrative expenses are comprised primarily of legal and contractor professional services and R&D fees. The decrease in our total operating expenses resulted largely from a year-over-year decrease in sales and marketing expenses resulting from a reduction in our marketing spend related to our Regulation Crowdfunding offering. These reductions were offset by a year-over-year increase to our general and administrative expenses resulting from contractor and employees, and R&D related expenses

Other Income (Expense)

Other expense consists of interest expense or income. Interest income for 2023 was $101,660 compared to interest expense of $8,848 for 2022.

Net Loss

Accordingly, the company’s net loss was $1,333,125 for 2023 and $1,827,885 for 2022.

Liquidity and Capital Resources

As of June 30, 2024, the company had $1,128,409 in cash and cash equivalents on hand. We have also recorded the value of our trademark as an intangible asset of the company, carried at $923.

To date, the company’s operations have been financed through loans from its founders and stock purchases.

We believe that the proceeds from our current Regulation A offering, together with our cash and cash equivalent balances will be adequate to meet our liquidity and capital expenditure requirements for the next 12 months. If these sources are not sufficient to meet our cash requirements, we will need to seek additional capital, potentially through private placements of equity or debt, to fund our plan of operations.

Equity Issuances

During the year ended December 31, 2023, the company initiated a Regulation A offering of its Class A Common Stock, of which a portion of this offering including selling Class B stockholders. In the year ended December 31, 2023, the company issued 204,130 shares of Class A Common Stock at a price of $3.00 per share (subject to various bonus provisions reducing the effective price per share), providing proceeds of $510,534, net of offering costs. The company issued 113,772 shares of Class A common stock at a price of $3.00 per share (subject to various bonus provisions reducing the effective price per share), providing proceeds of $169,751, net of offering costs in the six months ending June 30, 2024. During the period of July 1, 2024, through September 27, 2024, the company raised approximately $143,000 under the Regulation A offering of its Class A common stock.

Plan of Operations

Our primary objective for this year is to secure the necessary capital to execute our strategic vision in what is a capital-intensive and competitive industry. Fundraising is essential to our success and will guide the extent to which we can pursue key initiatives. In parallel with raising capital, we will explore supplementary funding opportunities through grants, government programs, and strategic partnerships.

Contingent upon securing sufficient funding, our focus will shift to several operational priorities, including:

●	Developing documented case studies to facilitate partnership development.

●	Advancing next-generation prototypes as part of our ongoing research and development (R&D) efforts.

●	Hiring key personnel to strengthen our technical and operational teams.

●	Expanding intellectual property (IP), particularly in battery performance.

●	Pursuing manufacturing and licensing opportunities.

●	Applying for government incentives, grants, and tax credits, requiring dedicated resources.

●	Building a commercial-level prototype to enable business development, case study partnerships, and future sales.

●	Expanding lab capabilities and exploring collaborations with external research labs.

●	Developing lead channels for home services, supporting product distribution and sales, with potential early revenue.

●	Engineering a complementary technology that enhances battery performance and efficiency.

Our plan is flexible and scalable, with exact steps influenced by the level of funds raised. While our primary focus is on battery technologies, we will also explore tangential innovations that improve system efficiency and overall performance.

Given the iterative nature of R&D, timelines are subject to change. Currently, we anticipate having a production model within three years, pending successful completion of key milestones and sufficient funding.

We are excited about the potential our technology offers, but much of our ability to achieve these goals depends on securing the necessary funding. Each step will be carefully timed and scaled according to available capital, ensuring adaptability to market conditions while staying focused on long-term success.

Trend Information

In the views of management, the current global crises have put a focus on national security with relation to energy. In addition, everyone is seeing inflated energy prices down to a consumer level and increasing energy demands with electric vehicles and AI. As a result, interest in energy storage is increasing--if you are worried about rising energy prices, storing your own energy is seen as a potential solution. Further, infrastructure legislation has brought additional federal funding into the battery space, allowing for potential efficiencies when we are ready for production of Next Bolt.

We see a potential drawback as being increased competition in this space as more electric storage companies enter the market, which could result in competition for talent making it harder to hire research and development teams. Further, volatility of demand for battery materials requires risk planning. This potentially makes it harder for us to enter into test markets. With increased costs and competition for talent, materials and manufacturing capacity, the timeline to launch products into market might be increased, which will affect our ability to spend money on R&D and other initiatives.

Additionally, with this additional competition there might be price pressure for our products. If the company is forced to engage in price wars to gain market share it might be compelled to lower its expenses in R&D and other parts of its operations.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
Jason Adams	Chief Executive Officer	41	August 26, 2019 - Present	Full-time

Directors:
Jason Adams	Director	41	August 26, 2019 - Present	N/A

Jason Adams, CEO, Director

Jason Adams is an energy investor, dealmaker, leader, and growth expert. He has worked in software, technology, subscriptions, and product fulfilment. Mr. Adams was a growth consultant for High Sierra Media from 2021 to 2022, the Head of Growth for Globein from 2020 to 2021 and oversaw technology and publishing for Got Clicks from 2018 to 2020. During his first year in his most recent role as Head of Growth at fair trade company Globein, the company’s month over month revenue more than doubled. His crossover experience in managing technology, software, and subscription make him particularly capable to produce results in consumer facing technology sectors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2023, we compensated our sole executive officer as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Jason Adams	CEO	275,000		275,000

For the fiscal year ended December 31, 2023, we did not pay our director for his service as director. There is 1 director in this group.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of August 5, 2024, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	First Holding Management LLC (2)	4,635,600	0	38.00%
Class B Common Stock	Jackson Investment Management LLC (3)	7,563,357	0	62.00%
Preferred Stock	Next Thing Technologies I, a series of Wefunder SPV, LLC	2,620,394	0	100.00%
Class B Common Stock	Executive Officers and Directors as a Group	7,563,357	0	62.00%

(1)	The address of each beneficial owner is the company’s principal office.

(2)	First Holding Management LLC is wholly owned by Nick Urbani.

(3)	Jackson Investment Management LLC is wholly owned by Jason Adams, our CEO and sole director.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In June 2024, the company repurchased 5,761,523 shares of Class B Common Stock from Salinity Ventures LLC, , which is controlled by a former significant owner of the company, for $60.

Since inception, Salinity Ventures LLC has loaned the company $100,000 in three separate transactions. Each of these loans bears annual interest at a rate of 5%. The loans mature on October 26, 2022, October 13, 2023, and February 8, 2024, respectively or upon merger, acquisition or other change in control event. These loans were paid in full on October 27, 2022.

Since inception, First Holding Management LLC, which is controlled by a significant owner of the company, has loaned the company $100,000 in three separate transactions. Each of these loans bears annual interest at a rate of 5%. The loans mature on October 26, 2022, October 13, 2023, and March 8, 2024, respectively or upon merger, acquisition or other change in control event. These loans were paid in full on October 27, 2022.

On March 10, 2022, Jackson Investment Management LLC, which is controlled by the company’s CEO and Director, loaned the company $30,000. This loan bears annual interest at a rate of 5%. The loan matures on March 10, 2024, or upon merger, acquisition or other change in control event. This loan was paid in full on December 06, 2022.

SECURITIES BEING OFFERED

The following descriptions summarize important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the company’s Restated Certificate of Incorporation (the “Certificate”) and Bylaws (the “Bylaws”), which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the company’s securities, you should refer to our Certificate and our Bylaws and applicable provisions of the Delaware General Corporation Law.

General

The company is offering up to 10,000,000 shares of Class A Common Stock, of which 8,560,000 will be issued from the company, 1,440,000 will be sold by selling shareholders and 2,500,000 will be issued by the company as Bonus Shares. As of August 5, 2024 the company has 12,198,957 shares of Class B Common Stock and 2,620,394 shares of Series Seed Preferred Stock issued and outstanding.

The company’s Certificate provides that our authorized capital consists of 32,000,000 shares of Class A Common Stock, par value $0.00001 per share, 18,000,000 shares of Class B Common Stock, par value $0.00001 per share, and 10,000,000 shares of Preferred Stock, par value $0.00001 per share, 2,620,394 of such shares have been designated as Series Seed Preferred Stock.

On June 11, 2021, the Board of Directors approved and adopted the company’s 2021 Equity Incentive Plan (the “Plan”) and reservation of 2,400,000 shares of Class A common stock for the Plan. As of December 31, 2023, there are 56,772 and 32,217 options outstanding and exercisable, respectively, under the Plan.

Common Stock

Voting Rights

Each share of Class A Common Stock has one vote and each share of Class B Common Stock shall be entitled to ten votes.

Election of Directors

The holders of the Common Stock are entitled to elect, remove and replace all directors of the company.

Dividend Rights

The holders of the Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of the company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any senior Preferred Stock that may then be outstanding, the assets of the company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock.

Conversion of Class B Common Stock

Each share of Class B Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof at any time. For instance, in this offering, certain holders of the company’s Class B Common Stock will elect to convert those shares into Class A Common Stock ahead of selling such shares as a selling stockholder in this offering.

Series Seed Preferred Stock

Voting Rights

Each share of Series Seed Preferred Stock has the number of votes equal to the number of Class A Common Stock into which the shares of Series Seed Preferred Stock would convert as of the record date for determining stockholders entitled to vote on a matter. As of the date of this Offering Circular the number of votes each share of Series Seed Preferred Stock is entitled to cast is one.

Election of Directors

The holders of the Series Seed Preferred Stock are entitled to elect, remove and replace all directors of the company together with the holders of Common Stock.

Dividend Rights

The holders of the Series Seed Preferred Stock shall be entitled to receive together with the holders of the Common Stock, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of the company’s liquidation, or winding up, whether voluntary or involuntary, the assets of the company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Series Seed Preferred Stock in an amount equal to the greater of (i) the aggregate price paid by the holders of the Series Seed Preferred Stock upon issuance or (ii) the amount that would have been paid to the holders of Series Seed Preferred Stock had such been converted into Class A Common Stock immediately prior to liquidation or winding up.

Conversion Rights

Each share of Series Seed Preferred Stock is convertible, at the option of the individual holders, at any time, into Class A Common Stock. The number of shares of Class A Common Stock into which the Series Seed Preferred Stock will convert is initially 1-for-1. The conversion ratio is subject to adjustment for stock splits, combinations, certain dividends and distributions, reclassification, exchange, substitution, merger and/or consolidation as more fully described in our Certificate. Additionally, the Series Seed Preferred Stock will be required to convert into Class A Common Stock upon either (a) the closing of the sale of shares of Class A Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of a majority of the outstanding shares of Series Seed Preferred Stock at the time of such vote or consent, voting as a single class on an as-converted basis

Preferred Stock

The Board of Directors of the company is authorized by the Certificate to designate the number of shares of any series of Preferred Stock as well as the rights and preferences of the same.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

NEXT THING TECHNOLOGIES, INC.

FINANCIAL STATEMENTS

UNAUDITED

JUNE 30, 2024 AND DECEMBER 31, 2023

NEXT THING TECHNOLOGIES, INC.

BALANCE SHEETS

UNAUDITED

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,128,409	$2,023,383
Interest receivable	1,470	4,808
Total current assets	1,129,879	2,028,191
Intangible assets	923	923
Property and equipment, net	21,131	16,949
Total assets	$1,151,933	$2,046,063

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$117,814	$118,960
Pending investments	-	83,507
Total liabilities	117,814	202,467

Commitments and contingencies

Stockholders’ equity (deficit):
Series Seed Preferred stock, $0.00001 par value, 2,620,394 shares authorized, 2,620,394 shares issued and outstanding as of both June 30, 2024 and December 31, 2023; liquidation preference of $5,083,564 as of June 30, 2024 and December 31, 2023	26	26
Class A common stock, $0.00001 par value, 32,000,000 shares authorized, 317,902 and 204,130 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	3	2
Class B common stock, $0.00001 par value, 18,000,000 shares authorized, issued and outstanding 12,198,957 and 18,000,000 as of both June 30, 2024 and December 31, 2023, respectively	122	180
Additional paid-in capital	5,270,241	5,100,492
Subscription receivable	(1,013)	-
Accumulated deficit	(4,235,260)	(3,257,104)
Total stockholders’ equity (deficit)	1,034,119	1,843,596
Total liabilities and stockholders’ equity (deficit)	$1,151,933	$2,046,063

See accompanying notes, which are an integral part of these financial statements.

NEXT THING TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

UNAUDITED

	Six Months Ended
	June 30,
	2024	2023
Revenues	$-	$-

Operating expenses:
General and administrative	751,786	483,192
Sales and marketing	263,861	7,915
Total operating expenses	1,015,647	491,107

Loss from operations	(1,015,647)	(491,107)

Other income:
Interest income	37,491	45,019
Total other income	37,491	45,019

Net loss before income taxes	(978,156)	(446,088)

Provision for income taxes	-	-
Net loss	$(978,156)	$(446,088)

Weighted average common shares outstanding - basic and diluted	17,785,646	18,000,000

Net loss per common share - basic and diluted	$(0.055)	$(0.025)

See accompanying notes, which are an integral part of these financial statements.

NEXT THING TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

UNAUDITED

	Series Seed		Common Stock				Additional		Total Stockholders’
	Preferred Stock		Class A		Class B		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balances at December 31, 2022	2,619,329	26	-	-	18,000,000	180	4,662,943	(1,923,979)	2,739,170
Adjustment of shares	1,065	-	-	-	-	-	-	-	-
Issuance of common stock pursuant to Regulation A offering	-	-	175,390	2		-	510,532	-	510,534
Issuance of Class A common stock sold by Class B shareholders			28,740	-	(28,740)	-	-	-	-
Offering costs	-	-	-	-	-	-	(72,983)		(72,983)
Net loss	-	-	-	-	-	-	-	(1,333,125)	(1,333,125)
Balances at December 31, 2023	2,620,394	$26	204,130	$2	17,971,260	$180	$5,100,492	$(3,257,104)	$1,843,596

	Series Seed		Common Stock				Additional			Total Stockholders’
	Preferred Stock		Class A		Class B		Paid-in	Subscription	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	(Deficit)
Balances at December 31, 2023	2,620,394	$26	204,130	$2	17,971,260	$180	$5,100,492	$-	$(3,257,104)	$1,843,596
Issuance of common stock pursuant to Reg A offering	-	-	102,992	1	-	-	254,807	(1,013)	-	253,795
Repurchase of Class B common stock	-	-	-	-	(5,761,523)	(58)	(2)	-	-	(60)
Offering costs	-	-	-	-	-	-	(85,056)	-	-	(85,056)
Issuance of Class A common stock sold by Class B shareholders	-	-	10,780	-	(10,780)	-	-		-	-
Net loss	-	-	-	-	-	-	-		(978,156)	(978,156)
Balances at June 30, 2024	2,620,394	$26	317,902	$3	12,198,957	$122	$5,270,241	$(1,013)	$(4,235,260)	$1,034,119

See accompanying notes, which are an integral part of these financial statements.

NEXT THING TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

UNAUDITED

	Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(978,156)	$(446,088)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,222	-
Change in operating assets and liabilities:
Accounts payable	(1,146)	17,071
Interest receivable	3,338	-
Net cash used in operating activities	(973,742)	(429,017)
Cash flows from investing activities:
Acquisition of property and equipment	(6,404)	-
Net cash used in investing activities	(6,404)	-
Cash flows from financing activities:
Issuance of common stock, pursuant to Reg A offering	202,628	-
Passthrough of Regulation A proceeds to selling shareholders	(32,340)	-
Repurchase of Class B common stock	(60)	-
Offering costs	(85,056)	-
Net cash provided by financing activities	85,172	-
Net change in cash and cash equivalents	(894,974)	(429,017)
Cash and cash equivalents at beginning of period	2,023,383	2,740,942
Cash and cash equivalents at end of period	$1,128,409	$2,311,925

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental Non-cash Financing activities:
Pending investment proceeds received in prior period	$83,507	$-

See accompanying notes, which are an integral part of these financial statements.

NEXT THING TECHNOLIGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Next Thing Technologies, Inc. (the “Company”) is a corporation formed on August 26, 2019 under the laws of Delaware. The Company is creating and investing in solutions focused on energy storage and renewable energy technologies. The Company is headquartered in Oceanside, California.

As of June 30, 2024, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2. GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated revenues or profits since inception, has sustained net losses of $978,156 and $446,088 for the six months ended June 30, 2024 and 2023, respectively, and has incurred negative cash flows from operations for the six months ended June 30, 2024 and 2023. As of June 30, 2024, the Company had an accumulated deficit of $4,235,260. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is December 31.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

NEXT THING TECHNOLIGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At June 30, 2024, there was $461,089 of cash in excess of federally insured limits, and $332,830 in cash held in an insured money market financial institution.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets consist primarily of trademarks purchased in September 2019. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The Company did not recognize any impairment charge during the period ended June 30, 2024 and 2023.

Deferred Offering Costs

The Company complies with the requirements of Accounting Standards Codification (“ASC”) 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed.

NEXT THING TECHNOLIGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

Property and Equipment

Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the Company’s property and equipment. The Company’s equipment is depreciated over a useful life of 5 years.

The Company periodically assesses property and equipment for impairment whenever events or circumstances indicate the carrying amount of an asset may exceed its fair value. If property and equipment is considered impaired, the impairment losses will be recorded on the statement of operations. The Company did not recognize any impairment losses during the period ended June 30, 2024 and 2023.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

NEXT THING TECHNOLIGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of June 30, 2024 and 2023, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items included stock options outstanding as of June 30, 2024 and December 31, 2023, and 2,620,394 shares of preferred stock outstanding (see Note 5).

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted this ASU on January 1, 2022 and it did not have any effect on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment:

	June 30,	December 31,
	2024	2023
Equipment	$24,894	$18,490
Less: Accumulated depreciation	(3,763)	(1,541)
Property and equipment, net	$21,131	$16,949

Depreciation expense was $2,222 and $0 for June 30, 2024 and 2023, respectively.

NEXT THING TECHNOLIGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

5. STOCKHOLDERS’ EQUITY (DEFICIT)

As of June 30, 2024 and December 31, 2023, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue a total of 10,000,000 shares of preferred stock, with 2,620,394 designated as Series Seed Preferred Stock. 32,000,000 shares of Class A common stock and 18,000,000 shares of Class B common stock, all $0.00001 par value.

During the six months ended June 30, 2024, the Company’s Regulation A offering of its Class A common stock, of which a portion of this offering includes selling Class B stockholders. The Company issued 113,772 shares of Class A common stock at a price of $3.00 per share (subject to various bonus provisions reducing the effective price per share), providing gross proceeds of $203,640 in the six months ending June 30, 2024 and shares issued related to the $83,507 amounts received in the prior year. The Company incurred $85,056 in offering costs associated with this offering. With this offering, the selling Class B shareholders sold 10,780 shares of Class A common stock, which were converted from Class B common stock in association with these sales. The proceeds from which of $32,340 were received by the Company and remitted to the selling shareholders.

During the year ended December 31, 2023, the Company initiated a Regulation A offering of its Class A common stock, of which a portion of this offering including selling Class B stockholders. The Company issued 204,130 shares of Class A common stock at a price of $3.00 per share (subject to various bonus provisions reducing the effective price per share), providing gross proceeds of $510,534. The Company incurred $72,983 in offering costs associated with this offering. The Company also received $83,507 in amounts for shares to be issued for which shares had not yet been issued as of December 31, 2023, and therefore recorded such as a current liability pending issuance of such shares. With this offering, the selling Class B shareholders sold 28,740 shares of Class A common stock, which were converted from Class B common stock in association with these sales. The proceeds from which of $86,220 were received by the Company and remitted to the selling shareholders.

Each holder of Class A common stock will be entitled to one vote for each share of common stock held. Each holder of Class B common stock will be entitled to ten votes for each share of common stock held. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, assets of the Company available for distribution shall be distributed to common shareholders pro rata based on the number of shares held. Class B stockholders may convert shares of Class B common stock into shares of Class A common stock at the option of the holder at any time.

Holders of Series Seed Preferred Stock are entitled to various protective provisions, including dilution protected dividend rights ratable with common stockholders and conversion rights into Class A common stock at a dilution protected one-for-one rate at the holder’s option. Series Seed Preferred Stock is subject to mandatory conversion if and upon an initial public offering or upon a vote of the holders. Holders of Series Seed Preferred Stock have voting rights on an as converted basis with Class A common stock. Holders of Series Seed Preferred Stock are entitled to a liquidation preference of $1.94 per share, resulting in a liquidation preference of $5,083,564 as of June 30, 2024 and December 31, 2023. Preferred stockholders have one vote per share, and have liquidation preference over common stock.

As of June 30, 2024 and December 31, 2023, the Company had 317,902 and 204,130 shares of Class A common stock and 12,198,957 and 17,971,260 shares of Class B common stock outstanding, respectively.

In June 2024, the company repurchased 5,761,523 shares of Class B Common Stock from Salinity Ventures LLC for $60.

As of June 30, 2024 and December 31, 2023, the Company had 2,620,394 Preferred shares issued and outstanding.

NEXT THING TECHNOLIGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

2021 Equity Incentive Plan

On June 11, 2011, the Board approved and adopted the Company’s 2021 Equity Incentive Plan (the “Plan”) and reservation of 2,400,000 shares of Class A common stock for the Plan. As of June 30, 2024 and December 31, 2023, there were 56,772 options outstanding with a weighted average exercise price of $1.94 per share. There were 49,255 and 32,217 options exercisable as of June 30, 2024 and December 31, 2023, respectively.

The options had a nominal fair value and accordingly, no stock-based compensation was recorded.

The following is a summary of option activity pursuant to the Plan for the period ending June 30, 2024.

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2023	56,772	$1.94	$60,178
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding as of June 30, 2024	56,772	$1.94	$-
Exercisable as of June 30, 2024	49,255	$1.94	$-
Exercisable as of December 31, 2023	32,217	$1.94	$-

The options had a nominal fair value and accordingly, no stock-based compensation was recorded. Remaining unvested options as of June 30, 2024 vest over a remaining period of 7 months.

6. COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

7. SUBSEQUENT EVENTS

Management has evaluated subsequent events through September 28, 2024, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements except disclosed below:

During the period of July 1, 2024, through September 27, 2024, the Company raised approximately $143,000 under the Regulation A offering of its Class A common stock.

On August 13, 2024, 475,640 stock options were approved for issuance to certain employees and consultants of the Company. The options have an exercise price of $3.00 per share, vesting periods ranging from immediate to over 4 years, a life of 10 years from the grant date and are subject to the terms and conditions of the stock option plan of the Company.

NEXT THING TECHNOLOGIES, INC.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2023 and 2022

To the Board of Directors of

Next Thing Technologies, Inc.

San Francisco, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Next Thing Technologies, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity/(deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated revenues or profits since inception, has sustained net losses of $1,333,124 and $1,827,885 for the years ended December 31, 2023 and 2022, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2023 and 2022. As of December 31, 2023, the Company had an accumulated deficit of $3,257,103. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

March 13, 2024

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

NEXT THING TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$2,023,383	$2,740,942
Interest receivable	4,808	-
Prepaid expenses	-	5,710
Total current assets	2,028,191	2,746,652
Property and equipment, net	16,949	-
Intangible assets	923	923
Total assets	$2,046,063	$2,747,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$118,960	$8,405
Pending investments	83,507	-
Total liabilities	202,467	8,405

Commitments and contingencies

Stockholders’ equity:
Series Seed Preferred stock, $0.00001 par value, 2,620,394 shares authorized, 2,620,394 and 2,619,329 shares issued and outstanding as of December 31, 2023 and 2022, respectively; liquidation preference of $5,083,564 as of both December 31, 2023 and 2022	26	26
Undesignated Preferred stock, $0.00001 par value, 7,379,606 shares authorized as of December 31, 2023	-	-
Class A common stock, $0.00001 par value, 32,000,000 shares authorized, 204,130 and 0 shares issued and outstanding as of December 31, 2023 and 2022, respectively	2	-
Class B common stock, $0.00001 par value, 18,000,000 shares authorized, 17,971,260 and 18,000,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively	180	180
Additional paid-in capital	5,100,492	4,662,943
Accumulated deficit	(3,257,104)	(1,923,979)
Total stockholders’ equity	1,843,596	2,739,170
Total liabilities and stockholders’ equity	$2,046,063	$2,747,575

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

NEXT THING TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2023	2022
Revenues	$-	$-

Operating expenses:
General and administrative	1,043,354	383,605
Sales and marketing	391,431	1,435,432
Total operating expenses	1,434,785	1,819,037

Loss from operations	(1,434,785)	(1,819,037)

Other income (expense), net:
Interest income	101,660	-
Interest expense	-	(8,848)
Total other income (expense), net	101,660	(8,848)

Provision for income taxes	-	-
Net loss	$(1,333,125)	$(1,827,885)

Weighted average common shares outstanding - basic and diluted	18,042,355	18,000,000
Net loss per common share - basic and diluted	$(0.07)	$(0.10)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

NEXT THING TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Series Seed		Common Stock				Additional		Total Stockholders’
	Preferred Stock		Class A		Class B		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balances at December 31, 2021	-	$-	-	$-	18,000,000	$180	$59,820	$(96,094)	$(36,094)
Issuance of preferred stock, net of offering costs	2,619,329	26	-	-	-	-	4,603,123	-	4,603,149
Net loss	-	-	-	-	-	-	-	(1,827,885)	(1,827,885)
Balances at December 31, 2022	2,619,329	26	-	-	18,000,000	180	4,662,943	(1,923,979)	2,739,170
Adjustment of shares	1,065	-	-	-	-	-	-	-	-
Issuance of common stock pursuant to Regulation A offering	-	-	175,390	2		-	510,532	-	510,534
Issuance of Class A common stock sold by Class B shareholders			28,740	-	(28,740)	-	-	-	-
Offering costs	-	-	-	-	-	-	(72,983)		(72,983)
Net loss	-	-	-	-	-	-	-	(1,333,125)	(1,333,125)
Balances at December 31, 2023	2,620,394	$26	204,130	$2	17,971,260	$180	$5,100,492	$(3,257,104)	$1,843,596

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

NEXT THING TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(1,333,125)	$(1,827,885)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,541	-
Impairment expense	-	20,000
Change in operating assets and liabilities:
Interest receivable	(4,808)	-
Prepaid expenses	5,710	(2,710)
Accounts payable and accrued expenses	110,555	7,198
Interest payable, related parties	-	(4,377)
Net cash used in operating activities	(1,220,127)	(1,807,774)
Cash flows from investing activities:
Acquisition of property and equipment	(18,490)	-
Intangible assets	-	(923)
Net cash used in investing activities	(18,490)	(923)
Cash flows from financing activities:
Proceeds from related party loans	-	90,000
Repayments of related party loans	-	(230,000)
Issuance of preferred stock, net of offering costs	-	4,623,149
Issuance of common stock pursuant to Regulation A offering	680,261	-
Passthrough of Regulation A proceeds to selling shareholders	(86,220)	-
Offering costs	(72,983)	-
Net cash provided by financing activities	521,058	4,483,149
Net change in cash and cash equivalents	(717,559)	2,674,452
Cash and cash equivalents at beginning of year	2,740,942	66,490
Cash and cash equivalents at end of year	$2,023,383	$2,740,942

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$13,225

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

NEXT THING TECHNOLIGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Next Thing Technologies, Inc. (the “Company”) is a corporation formed on August 26, 2019 under the laws of Delaware. The Company is creating and investing in solutions focused on energy storage and renewable energy technologies. The Company is headquartered in Oceanside, California.

As of December 31, 2023, the Company has not commenced planned principal sales of units and related operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, raising capital, marketing and brand building, partnership development, R&D, and testing of suppliers and manufacturers. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated revenues or profits since inception, has sustained net losses of $1,333,125 and $1,827,885 for the years ended December 31, 2023 and 2022, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2023 and 2022. As of December 31, 2023, the Company had an accumulated deficit of $3,257,104. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is December 31.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2023, there was $1,776,516 of cash in excess of federally insured limits or in uninsured money market accounts.

NEXT THING TECHNOLIGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets consist primarily of trademarks purchased in September 2019. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The Company did not recognize any impairment charge during the year ended December 31, 2023. During the year ended December 31, 2022, the Company determined that indicators for impairment existed and accordingly recorded an impairment charge of $20,000 which was included in general and administrative expenses in the statements of operations.

Deferred Offering Costs

The Company complies with the requirements of Accounting Standards Codification (“ASC”) 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed.

Property and Equipment

Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the Company’s property and equipment. The Company’s equipment is depreciated over a useful life of 5 years.

The Company periodically assesses property and equipment for impairment whenever events or circumstances indicate the carrying amount of an asset may exceed its fair value. If property and equipment is considered impaired, the impairment losses will be recorded on the statement of operations. The Company did not recognize any impairment losses during the year ended December 31, 2023.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

NEXT THING TECHNOLIGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2023 and 2022, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items included stock options outstanding as of December 31, 2023 and 2022, and 2,620,394 shares of preferred stock outstanding as of December 31, 2023 (see Note 6).

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted this ASU on January 1, 2022 and it did not have any effect on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment at December 31:

	December 31,
	2023	2022
Equipment	$18,490	$-

Less: Accumulated depreciation	(1,541)	-
Property and equipment, net	$16,949	$-

Depreciation expense was $1,541 and $0 for the years ended December 31, 2023 and 2022, respectively.

NEXT THING TECHNOLIGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

5.	LOANS PAYABLE, RELATED PARTY

During 2020, the Company received $60,000 in proceeds from its founders. In 2023 and 2022, the Company received an additional $0 and $90,000, respectively, in proceeds. The loans bore interest at 5% per annum, is unsecured and is payable on its maturity at October 26, 2022 or upon a merger, acquisition or other change in control event. During 2022, the outstanding principal of $230,000 was fully repaid. As of December 31, 2023, the outstanding principal was $0. Interest expense was $0 and $8,848 for the years ended December 31, 2023 and 2022, respectively, all of which was accrued and unpaid as of December 31, 2021 and fully paid in 2022.

6.	STOCKHOLDERS’ EQUITY (DEFICIT)

As of December 31, 2023 and 2022, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue a total of 10,000,000 shares of preferred stock, with 2,620,394 designated as Series Seed Preferred Stock. 32,000,000 shares of Class A common stock and 18,000,000 shares of Class B common stock, all $0.00001 par value.

During the year ended December 31, 2023, the Company initiated a Regulation A offering of its Class A common stock, of which a portion of this offering including selling Class B stockholders. The Company issued 204,130 shares of Class A common stock at a price of $3.00 per share (subject to various bonus provisions reducing the effective price per share), providing gross proceeds of $510,534. The Company incurred $72,983 in offering costs associated with this offering. The Company also received $83,507 in amounts for shares to be issued for which shares had not yet been issued as of December 31, 2023, and therefore recorded such as a current liability pending issuance of such shares. With this offering, the selling Class B shareholders sold 28,740 shares of Class A common stock, which were converted from Class B common stock in association with these sales. The proceeds from which of $86,220 were received by the Company and remitted to the selling shareholders.

During the year ended December 31, 2022, the Company completed a Regulation CF offering of its preferred stock.  The Company issued 2,620,394 shares of preferred stock at a price of $1.94 per share (subject to various bonus provisions reducing the effective price per share), or gross proceeds of $4,997,999.  Additionally, the Company incurred $374,850, or 7.5% of the gross offering, as issuance costs.  As a result of the offering, the Company issued an aggregate of 2,620,394 shares of preferred stock for net proceeds of $4,623,149.

Each holder of Class A common stock will be entitled to one vote for each share of common stock held. Each holder of Class B common stock will be entitled to ten votes for each share of common stock held. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, assets of the Company available for distribution shall be distributed to common shareholders pro rata based on the number of shares held. Class B stockholders may convert shares of Class B common stock into shares of Class A common stock at the option of the holder at any time.

Holders of Series Seed Preferred Stock are entitled to various protective provisions, including dilution protected dividend rights ratable with common stockholders and conversion rights into Class A common stock at a dilution protected one-for-one rate at the holder’s option. Series Seed Preferred Stock is subject to mandatory conversion if and upon an initial public offering or upon a vote of the holders. Holders of Series Seed Preferred Stock have voting rights on an as converted basis with Class A common stock. Holders of Series Seed Preferred Stock are entitled to a liquidation preference of $1.94 per share, resulting in a liquidation preference of $5,083,564 as of December 31, 2023.

As of December 31, 2023, the Company had 204,130 shares of Class A common stock and 17,971,260 shares of Class B common stock outstanding. As of December 31, 2022, the Company had 18,000,000 shares of Class B common stock outstanding.

As of December 31, 2023 and 2022, the Company had 2,620,394 and 2,619,329 Preferred shares issued and outstanding, respectively.

2021 Equity Incentive Plan

On June 11, 2011, the Board approved and adopted the Company’s 2021 Equity Incentive Plan (the “Plan”) and reservation of 2,400,000 shares of Class A common stock for the Plan. There was 2,343,228 shares available for issuance under the Plan as of December 31, 2023 and 2022. During the years ended December 31, 2023 and 2022, 0 and 5,225 stock options were granted, respectively, pursuant to the Plan with an exercise price of $1.94 per share.

NEXT THING TECHNOLIGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

The following is a summary of option activity pursuant to the Plan during the years ended December 31, 2023 and 2022.

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2021	103,094	$1.94	$-
Granted	5,225	1.94
Exercised	-	-
Forfeited	(51,547)	-
Outstanding as of December 31, 2022	56,772	$1.94	$-
Outstanding as of December 31, 2023	56,772	$1.94	$60,178

Exercisable as of December 31, 2023	32,217	$1.94	$34,150
Exercisable as of December 31, 2022	19,330	$1.94	$-

The options had a nominal fair value and accordingly, no stock-based compensation was recorded. Remaining unvested options as of December 31, 2023 vest over a remaining period of 22 months.

7.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to net operating loss carryforwards. As of December 31, 2023 and 2022, the Company had net deferred tax assets before valuation allowance of $904,109 and $530,834, respectively, all of which pertaining to the Company’s net operating loss carryforwards.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the periods ended December 31, 2023 and 2022, cumulative losses through December 31, 2022 and no history of generating taxable income. Therefore, valuation allowances of $904,109 and $530,834 were recorded as of December 31, 2023 and 2022, respectively. Valuation allowance increased by $373,275 and $500,212 during the years ended December 31, 2023 and 2022, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% for 2023 and 2022 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2023 and 2022, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $3,230,070 and $1,896,946, respectively.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2021-2023 tax years remain open to examination.

8.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

9.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 13, 2024, the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in these financial statements.

PART III

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description
1.1	Broker Dealer Services Agreement*
2.1	Restated Certificate of Incorporation*
2.2	Certificate of Designation*
2.3	Certificate of Amendment*
2.4	Bylaws*
3.1	Form of Selling Stockholder Irrevocable Power of Attorney*
4.1	Form of Subscription Agreement (DealMaker)*
4.2	Form of Subscription Agreement (Direct Investors)*
6.1	2021 Equity Incentive Plan*
11.1	Consent of Auditing Accountant*
12.1	Opinion Regarding the Legality of the Securities**

*	Previously filed

**	Filed herewith

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oceanside, State of California, on October 25, 2024.

NEXT THING TECHNOLOGIES, INC.

By:	/s/ Jason Adams
Name:	Jason Adams
Title:	CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jason Adams
Jason Adams, Principal executive officer,
Principal financial officer,
Principal accounting officer, and director

Date: October 25, 2024

III-2